UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): February 28, 2013

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Notes Offering

On February 28, 2013, Cedar Fair, L.P. (“Cedar Fair”) issued a news release announcing that it, together with its wholly owned subsidiaries Magnum Management Corporation (“Magnum”) and Canada’s Wonderland Company (“Cedar Canada”), intends to commence a private offering of $500 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) for issuance in a private placement, not registered under the Securities Act of 1933, as amended. Cedar Fair is updating its disclosure under Item 7.01 of this Current Report on Form 8-K. This information, some of which has not previously been reported, is excerpted from a confidential preliminary offering memorandum, dated February 28, 2013, which is being disseminated in connection with the private offering of the Notes.

New Senior Secured Credit Facilities

General

Concurrently with the private offering of the Notes, Cedar Fair expects to enter into new senior secured credit facilities among Cedar Fair, Magnum, Cedar Canada, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the lenders, issuing lender(s), swing line lender(s) and other agents party thereto. The new senior secured credit facilities provide for senior secured financing of up to $885 million, consisting of:

•	a senior secured term loan facility in an aggregate principal amount of up to $630 million maturing seven years after the closing date; and

•	senior secured revolving credit facilities in an aggregate principal amount of $255 million maturing five years after the closing date, $15 million of which will be available through a revolving credit subfacility for borrowings by Cedar Canada, and including letter of credit subfacilities and, a swingline loan subfacility.

In addition, Cedar Fair may request one or more incremental revolving or term loans in an aggregate amount of up to (i) $400 million plus (ii) any other amount that may be incurred for any purpose if such incurrence would not cause its senior secured leverage ratio to exceed 3.25 to 1.00, on a pro forma basis, subject to certain conditions and receipt of commitments by existing or additional lenders.

All borrowings under the new senior secured revolving credit facilities following the closing date, which is the date the term loan facility will be borrowed, are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Proceeds of the term loans borrowed and, if applicable, the revolving loans, drawn on the closing date, will be used to repay Cedar Fair’s existing credit facilities and to pay the related transaction costs. Proceeds of the revolving loans drawn after the closing date, swingline loans and letters of credit will be used for general corporate purposes.

Interest Rates and Fees

Borrowings under the new senior secured credit facilities will bear interest at a rate equal to, at Cedar Fair’s option, Adjusted LIBOR plus a margin or alternate base rate plus a margin, each of which is subject to a floor.

In addition, on a quarterly basis, Cedar Fair is required to pay each lender (i) a commitment fee of 0.50% per annum in respect of any unused commitments under the revolving credit facilities subject to reduction based upon its total leverage ratio and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facilities. Cedar Fair is also required to pay customary letter of credit fees to any letter of credit issuing bank.

Prepayments

Subject to exceptions, the new senior secured credit facilities require mandatory prepayments of term loans in amounts equal to:

•	50% (as may be reduced to 0% based on Cedar Fair’s ratio of senior secured debt (excluding outstanding obligations under the new revolving credit facilities) to Consolidated EBITDA) of Cedar Fair’s annual excess cash flow (as defined in the credit agreement governing the new senior secured credit facilities);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $20 million, subject to reinvestment rights and certain other exceptions, including no required prepayment if Cedar Fair’s senior secured leverage ratio is equal to or less than 2.00 to 1.00; and

•	100% of the net cash proceeds from the incurrence of certain debt.

Cedar Fair will be permitted to prepay any of the debt or reduce any of the commitments under the new senior secured credit facilities at any time without penalty or premium (subject to LIBOR redeployment costs and a 1% premium in respect of the amount of term loans prepaid in connection with certain repricing transactions within the first twelve months following the closing of the new senior secured credit facilities).

Amortization

The new senior secured term loan facility requires scheduled quarterly payments on the term loans in amounts equal to 0.25% per annum of the original principal amount of the term loans, with the balance paid at maturity.

Collateral and Guarantors

The new senior secured credit facilities (as well as any interest rate protection or other hedging arrangements or any cash management arrangements with lenders under the new senior secured credit facilities or their affiliates) will be guaranteed by Cedar Canada and by Cedar Fair’s existing and future wholly-owned material domestic subsidiaries and Canadian subsidiaries (unless adverse tax consequences would result), in each case other than certain excluded subsidiaries. The new senior secured credit facilities (as well as any such interest rate protection or other hedging arrangements or cash management arrangements) will be secured by substantially all of the existing and future property and assets held by Cedar Fair and its subsidiary guarantors, including a pledge of the capital stock of the domestic subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries (or 100% in the case of first-tier Canadian subsidiaries (unless adverse tax consequences would result)), in each case subject to certain exceptions.

Restrictive Covenants and Other Matters

The new senior secured credit facilities require that Cedar comply on a quarterly basis with a maximum total leverage test and a minimum fixed charge coverage test. In addition, the new senior secured credit facilities include negative covenants, subject to significant exceptions, restricting or limiting Cedar Fair’s ability and the ability of its subsidiaries to, among other things: (i) incur additional debt or issue certain preferred equity; (ii) pay dividends on or make distributions in respect of capital stock or make other restricted payments; (iii) make certain investments; (iv) sell assets (including by way of sale-leaseback); (v) create or incur liens on assets; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (vii) enter into certain transactions with affiliates; and (viii) prepay certain debt.

The new senior secured credit facilities will also contain certain customary affirmative covenants.

Events of Default

The new senior secured credit facilities also contain certain events of default, including, among other things, the failure to perform or observe terms, covenants or agreements included in the new senior secured credit facilities, nonpayment defaults on principal, interest or fees under the new senior secured credit facilities, defaults on other indebtedness in an aggregate principal amount exceeding $25 million if the effect is to permit acceleration, entry of unsatisfied judgments in an aggregate amount in excess of $25 million against Cedar Fair or its subsidiaries, the occurrence of a change of control, failure of any collateral document to create or maintain a priority lien and certain events related to bankruptcy and insolvency or ERISA matters.

If an event of default occurs, the lenders under the new senior secured credit facilities may, among other things, terminate their commitments, declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees, and exercise remedies under the collateral documents relating to the new senior secured credit facilities.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, such information shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On February 28, 2013, Cedar Fair issued a news release announcing that it, together with its wholly owned subsidiaries Magnum and Cedar Canada, intends to commence a private offering of the Notes for issuance in a private placement, not registered under the Securities Act of 1933, as amended. Cedar Fair intends to use the net proceeds of the offering, together with borrowings under its new senior secured credit facilities and cash on hand, to repay in full all amounts outstanding under its existing credit facilities. The news release related to this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Text of news release issued by Cedar Fair on February 28, 2013, regarding the commencement of a private offering of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2013	CEDAR FAIR, L.P.

By: Cedar Fair Management, Inc., General Partner

	By:	/s/ Brian C. Witherow

Brian C. Witherow
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit

99.1	Text of news release issued by Cedar Fair on February 28, 2013, regarding the commencement of a private offering of the Notes.